Exhibit 99.1

BLUE COAT SYSTEMS, INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is made as of [DATE] by and between Blue Coat Systems, Inc., a Delaware corporation (the “Company”), and you, [NAME].

1. Grant of Option. Subject to the terms and conditions hereof, the Company hereby grants to you an option (the “Option”) to purchase the total number of shares of Common Stock (the “Option Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”), effective on the Date of Grant set forth in such Notice.

2. Tax Treatment. This Option is intended to be a nonstatutory option, or NSO. You are responsible for any taxes owed by you in connection with this option.

3. Vesting. This Option becomes exercisable in installments, as shown in the Notice. Except as set forth in your offer letter, dated August 10, 2011 (“Offer Letter”), or your CEO Change in Control Severance Agreement, no additional shares become exercisable after your service as a Non-Employee Member of the Board of Directors (“Board”) or an Employee or Consultant of the Company or a Parent, Subsidiary or Affiliate (“Service”) has terminated for any reason.

4. Term. This Option expires in any event on the 10th anniversary of the Date of Grant, as shown in the Notice. (It will expire earlier if your Service terminates, as described below.) If the expiration date of your Option is not a business day and you wish to exercise your option by the expiration date, it is your responsibility to ensure that you have validly exercised your Option prior to the expiration date. This Option may also be subject to earlier termination upon a Change in Control or other corporate events.

5. Termination.

(a) Regular Termination. If your Service terminates for any reason except death or Permanent Disability, then this Option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

(b) Permanent Disability. If your Service terminates because of your Permanent Disability, then this Option will expire on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

(c) Death. If you die while in Service, the Option will expire on the date 12 months after the date of death.

6. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) In the event of your death, Permanent Disability or other termination of Service, the exercisability of the Option shall be governed by Section 5 above, subject to the limitations contained in this Section 7.

(iii) In no event may this Option be exercised after the expiration date of the Option as set forth in the Notice.

(b) Restrictions on Exercise. The obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to your Option prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, or to their registration, qualification or listing, or to an exemption from registration, qualification or listing.

(c) Notice of Exercise. When you wish to exercise this Option, you must do so in the form and manner as specified by the Company at that time. The exercise will be effective only upon delivery of the form of notice then required, together with payment of the Exercise Price as described below. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

(d) Form of Payment. When you submit your notice of exercise, you must include payment of the Exercise Price for the shares you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

(i) Cash or check made payable to the Company or such other form of payment as permitted by the Company’s Compensation Committee; provided, however, if you are a Non-Employee Member of the Board or executive officer of the Company, you may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(ii) With the Company’s consent, certificates for, or attestations of ownership of, Common Shares that you already own, along with any forms needed to effect a transfer of those shares to the Company. The Fair Market Value of the shares, determined as of the effective date of the option exercise, will be applied to the Exercise Price.

(iii) To the extent permitted by applicable law, irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The Company may require a specific notice of exercise, which may require information from the broker, to use this method of exercise.

7. Withholding Taxes and Stock Withholding. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding Common Shares that otherwise would be issued to you when you exercise this Option, up to the statutory minimum withholding amount required by applicable tax law. Such withheld Common Shares shall be valued at their Fair Market Value on the date they are withheld. The Company shall not be required to issue any Common Shares with respect to this option until tax withholding obligations are satisfied.

8. Restrictions on Resale. You agree not to sell any Option Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

9. Transfer of Option. Before your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or by a beneficiary designation. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

10. Employment or Retention Rights. None of the Notice, this Agreement or your Option gives you the right to be retained by the Company or a Parent, Subsidiary or Affiliate in any capacity. The Company and any Parent, Subsidiary or Affiliate reserve the right to terminate your Service at any time, with or without cause.

11. Stockholder Rights. You, or your estate or heirs, have no rights as a stockholder of the Company under this Option and with respect to the Option Shares until you have exercised this Option by giving the required notice to the Company and paying the Exercise Price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described herein.

12. Protection Against Dilution.

(a) Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(i) The number of Common Shares covered by the Option; and

(ii) The Exercise Price.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Section 12, you shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, the Option shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or consolidation, the Option shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(i) The continuation of the Option by the Company (if the Company is the surviving corporation).

(ii) The assumption of the Option by the surviving corporation or its parent, provided that the assumption of the Option shall comply with section 424(a) of the Internal Revenue Code (the “Code).

(iii) The substitution by the surviving corporation or its parent of new awards for the Option, provided that the substitution of the Option shall comply with section 424(a) of the Code.

(iv) Full exercisability of the Option and full vesting of the Option Shares, followed by the cancellation of the Option. The full exercisability of the Option and full vesting of the Option Shares may be contingent on the closing of such merger or consolidation. You shall be able to exercise the Option during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers you a reasonable opportunity to exercise the Option. Any exercise of the Option during such period may be contingent on the closing of such merger or consolidation.

(v) The cancellation of the Option and a payment to you equal to the excess of (i) the Fair Market Value of the Option Shares (whether or not the Option is then exercisable or such Option Shares are then vested) as of the closing date of such merger or consolidation over (ii) the Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when the Option would have become exercisable or the Option Shares would have vested. Such payment may be subject to vesting based on your continuing Service, provided that the vesting schedule shall not be less favorable to you than the schedule under which the Option would have become exercisable or the Option Shares would have vested. If the Exercise Price of the Option Shares exceeds the Fair Market Value of the Common Shares, then the Option may be cancelled without making a payment to you. For purposes of this Subsection (v), the Fair Market Value of the Option shall be determined without regard to any vesting conditions that may apply.

13. Modification or Assumption of Option. The Committee may modify, extend or assume your Option or may accept the cancellation of your Option in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of the Option shall, without your consent, alter or impair your rights or obligations under such Option. Neither the Committee nor any other person may decrease the Exercise Price for your Option after the date of grant nor cancel or allow you to surrender your Option to the Company as consideration for the grant of a new option with a lower exercise price or the grant of another type of award the effect of which is to reduce the Exercise Price of your Option.

14. Applicable Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

15. Effect of Agreement. This Agreement together with the Notice constitutes the entire understanding between you and the Company regarding this Option; provided, however, that the terms of the Offer Letter and your the CEO Change in Control Severance Agreement shall apply to unvested shares of the Option. Except with respect to the terms of the Offer Letter and your CEO Change in Control Severance Agreement, any prior agreements, commitments or negotiations concerning this Option are superseded. You hereby accept this Option and agree to be bound by its contractual terms as set forth herein. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Option. This Agreement may be amended only by another written agreement signed by both parties.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Option by electronic means. You hereby consent to receive such documents by electronic delivery. You further agree that the Company may deliver by email all documents relating to this award and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

17. Definitions.

(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Common Share” means one share of the common stock of the Company.

(c) “Consultant” means a consultant or adviser who provides bona finde services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

(d) “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate who is newly hired as a employee by the Company, or who is rehired following a bona fide period of interruption of employment, including persons who become new employees of the Company, a Parent, a Subsidiary or an Affiliate in connection with a merger or acquisition.

(e) “Fair Market Value” means the closing price of the Common Shares as reported on Nasdaq or such other exchange on which the Common Shares are then traded on the applicable date or, if that date is not a trading day, the next trading day. If Common Shares are no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Compensation Committee of the Board of Directors in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

(f) “Non-Employee Member of the Board” means a member of the Board who is not an Employee.

(g) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(h) “Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

(i) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

The parties have executed this Exercise Notice and Stock Option Agreement as of the date first set forth above.

COMPANY:

BLUE COAT SYSTEMS, INC.

By:
Name:
Title:

EMPLOYEE:

(Signature)

(Printed Name)

Address: